SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION

                         Information Statement Pursuant
                       to Section 14(c) of the Securities
                              Exchange Act of 1934



Check the appropriate box:

X        Preliminary Information Statement

         Confidential, for Use of the Commission Only
         (as permitted by Rule 14c-5(d)(2))

         Definitive Information Statement

                                ----------------


                          COLLINS & AIKMAN CORPORATION
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

X        No Fee required

         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1)    Title of each class of securities to which transaction applies:


         (2)    Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11:


         (4)    Proposed maximum aggregate value of transaction:


         (5)    Total fee paid:

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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         (1)    Amount Previously Paid:

         ----------------------------------------------------

         (2)    Form, Schedule or Registration Statement No.:

         ----------------------------------------------------

         (3)    Filing Party:

         ----------------------------------------------------

         (4)    Date Filed:

         ----------------------------------------------------



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[LOGO]

                          Collins & Aikman Corporation
                               5755 New King Court
                              Troy, Michigan 48098


To the Stockholders of
COLLINS & AIKMAN CORPORATION:


     This Information Statement is furnished by the Board of Directors of Collins & Aikman Corporation (the "Company") to holders of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company. The mergers and issuance of Common Stock as part of the consideration for our pending acquisition of Becker Group, L.L.C. require stockholder approval under Delaware law and the rules of the New York Stock Exchange. This Information Statement is being provided to inform you that the holders of shares of Common Stock representing approximately 60% of the voting power of the Common Stock have delivered to the Company a written consent approving the issuance of the Common Stock in connection with this acquisition. Accordingly, your approval is not required and is not being sought. Approval of the mergers and the issuance of the Common Stock will become effective on , 2001.

     The attached Information Statement describes our pending acquisition of Becker Group and the related documentation. We invite you to read these materials carefully.

                                 By Order of the Board of Directors,





                                 RONALD T. LINDSAY
                                 Secretary

May   , 2001

                        We Are Not Asking You for a Proxy
                  and You are Requested Not To Send Us a Proxy.

               This Information Statement is first being mailed to
                      stockholders on or about May , 2001.


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                                TABLE OF CONTENTS
                                                                            Page


SUMMARY TERM SHEET............................................................1
         Overview.............................................................1
         Collins & Aikman Corporation Collins & Aikman Products Co............2
         Becker Group, L.L.C. ................................................2
         The Corporations.....................................................2
         Plans for Becker Group...............................................3
         Shares To Be Issued..................................................3
         Purpose of Issuance; Voting..........................................3
         Consequences of Share Issuance.......................................3
         Background...........................................................4
         Governmental and Regulatory Matters..................................4
         Financial Information................................................4
         Who Can Answer Your Questions........................................5

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...................6

THE ACQUISITION...............................................................7
         Overview.............................................................7
         Collins & Aikman Corporation; Collins & Aikman Products Co...........7
         Becker Group, L.L.C..................................................8
         The Corporations.....................................................8
         Plans for Becker Group...............................................8
         Shares To Be Issued..................................................9
         Purpose of Issuance; Voting..........................................9
         Consequences of Share Issuance.......................................9
         Background...........................................................9
         Governmental and Regulatory Matters..................................9
         Material Federal Income Tax Consequences............................10
         Accounting Treatment................................................10

THE MERGER AGREEMENT.........................................................11
         The Mergers; The Contribution.......................................11
         Representations and Warranties......................................11
         Conduct of Business.................................................11
         Conditions to the Completion of the Acquisition.....................11
         Fees and Expenses...................................................12
         Indemnification.....................................................12
         Termination of the Merger Agreement.................................12
         Effect of Termination...............................................13
         Non-Compete Agreements..............................................13
         Warrant Agreement...................................................14
         Stockholders Agreement..............................................14
         Registration Rights Agreement.......................................14


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

VOTING SECURITIES............................................................15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............15
         Security Ownership of Principal Stockholders........................15
         Security Ownership of Management....................................16

INFORMATION INCORPORATED BY REFERENCE........................................19

WHERE YOU CAN FIND MORE INFORMATION..........................................19



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




                               SUMMARY TERM SHEET

     This summary highlights selected information included in this Information Statement. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the issuance of Common Stock to the sellers of the Becker Group and the related documentation, you should read carefully this entire document and the other documents to which we have referred you. Additional information about Collins & Aikman Corporation has been filed with the SEC and is available upon request as described under "Information Incorporated by Reference."

Overview (page   )

     Stockholder approval is required for us to consummate the mergers and issue shares of our common stock in our pending acquisition of Becker Group, L.L.C under Delaware law and the rules of the New York Stock Exchange. We have obtained the written consent for this issuance from the holders of approximately 60% of our outstanding shares of common stock. Accordingly, your approval is not required and is not being sought. This Information Statement is being supplied to apprise you of this action.

     On May 14, 2001, we and our wholly owned subsidiary entered into an agreement and plan of merger with Becker Group, the three corporations that own all the membership interests in Becker Group, and the three individuals that own all of the capital stock of the three corporations. The agreement establishes the terms under which Collins & Aikman Products will acquire Becker Group. The aggregate consideration for the acquisition to be paid to the individual sellers consists of:

     o    17,000,000 shares of our common stock,

     o three-year warrants to purchase an aggregate of 500,000 shares of our common stock at $5.00 per share, and

     o cash equal to the excess, if any, of $60 million over the amount of indebtedness of Becker Group to be repaid by Collins & Aikman Products immediately following consummation of the acquisition.

     The  acquisition will be completed in two steps:

     o First, following the satisfaction or waiver of certain conditions in the merger agreement, each corporation owning membership interests in Becker Group will be merged with and into us, with our company continuing as the surviving corporation. The corporations will cease to exist, and shares of capital stock of each corporation will be converted into the shares of common stock and the warrants described above. As a result of this step, we will own all of the membership interests in Becker Group.

     o Second, immediately following the effectiveness of the mergers, we will contribute all the membership interests in Becker Group to our operating subsidiary, Collins & Aikman Products Co. As a result of the contribution, Collins & Aikman Products will own all of the membership interests in Becker Group. Upon the contribution, Collins & Aikman Products will immediately repay substantially all of the outstanding debt of Becker Group, which will not exceed $60 million. To the extent the debt balance to be paid is less than that amount, Collins & Aikman Products will pay cash to the sellers equal to the difference.

     In connection with the acquisition, each seller will enter into a stockholders agreement with us and certain of our stockholders. Each seller will also enter into a non-compete agreement with us providing for total payments to the sellers of $18 million over five years. In addition, we will agree to grant to the sellers certain registration rights relating to the common stock issued in connection with the acquisition and the shares of common stock underlying the warrants issued in connection with the acquisition. Charles Becker, the largest indirect stockholder of Becker Group, will become a director and Vice Chairman of the Board of our company following the acquisition.

Collins & Aikman Corporation
Collins & Aikman Products Co. (page   )

5755 New King Court
Troy, Michigan 48098
Telephone:  (248) 824-2500

     We are a global leader in automotive floor and acoustic systems, and a leading supplier of automotive fabric, interior trim and convertible top systems, with 2000 net sales of approximately $1.9 billion. We conduct all of our operating activities through our wholly owned subsidiary, Collins & Aikman Products Co.

Becker Group, L.L.C. (page   )

6600 E. 15 Mile Road
Sterling Heights, Michigan 48312
Telephone:  (810) 795-7900

     Becker Group, L.L.C. is a leading supplier of plastic components to the automotive industry with advanced tooling capabilities. Based upon unaudited financial statements supplied to us, Becker Group's net sales in 2000 were approximately $235 million, and its operating income was approximately $21.2 million.

The Corporations

CE Becker, Inc.
ME McInerney, Inc.
J Hoehnel, Inc.
c/o Becker Group, L.L.C.
6600 E. 15 Mile Road
Sterling Heights, Michigan 48312
Telephone:  (810) 795-7900

     Each corporation that is a party to a merger in connection with our acquisition of Becker Group is a Michigan corporation incorporated in April 2001. Each corporation has engaged in no activities, other than those incident to its formation and the ownership by it of membership interests in



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

Becker Group, and is not permitted to do so. CE Becker, Inc. is wholly owned by Charles E. Becker; ME McInerney, Inc. is wholly owned by Michael E. McInerney; and J Hoehnel, Inc. is wholly owned by Jens Hohnel. An affiliate of Mr. Becker is a limited partner in Heartland Industrial Partners, L.P., our largest stockholder.

Plans for Becker Group (page   )

     Following the consummation of the mergers and the contribution, we expect to consolidate Becker Group's plastics operations with those of our subsidiaries, and to take advantage of Becker Group's tooling operations. We will seek to realize cost savings and strategic advantages in connection with our additional capabilities.

Shares To Be Issued  (page   )

     o 17,000,000 shares of our common stock will be issued in the mergers. An additional 500,000 shares of common stock will be issuable upon exercise of the warrants that will be issued in the mergers.

     o These shares of our common stock will have the same relative rights, preferences, and limitations as the shares of our common stock presently held by you.

Purpose of Issuance; Voting (page   )

     o The issuance of our common stock and warrants to purchase our common stock represents a principal component of the consideration for our acquisition of Becker Group.

     o Delaware law and the rules of the New York Stock Exchange require us to obtain stockholder approval prior to the mergers and the issuance of the shares of our common stock in the mergers and upon exercise of the warrants. Our stockholders can approve any action without a meeting of stockholders by means of a written consent upon the affirmative vote of stockholders having not less than the minimum number of votes that would be required at a meeting at which all votes were present. The holders of shares of our common stock representing approximately 60% of our voting power have delivered a written consent approving the mergers and the related issuances of the common stock. Approval of the mergers and the issuances of the common stock will become effective on , 2001.

Consequences of Share Issuance (page   )

     After the additional shares of common stock are issued in connection with the acquisition and upon exercise of the warrants, there will be more shares of common stock outstanding and you will have a proportionally smaller percentage of the total ownership and voting power in our company.



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

Background  (page   )

     We first publicly announced a letter of intent to acquire Becker Group on March 21, 2001. The definitive documentation for the acquisition were negotiated from that date through May 14, 2001, when the merger agreement was signed. For more information concerning the events leading to the signing of the merger agreement, see the section entitled "Background."

Governmental and Regulatory Matters (page   )

     The acquisition is subject to antitrust laws that provide that certain transactions may not be consummated until required information has been furnished to the U.S. Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission or FTC and certain waiting periods have expired or been terminated. We completed the filing of the required information and material with the Justice Department and the FTC on April 13, 2001. Charles E. Becker, one of the individual sellers, completed the filing of the required information and material with the Justice Department and the FTC on April 17, 2001. On May 17, 2001, the applicable waiting period under the antitrust laws expired. No additional filings or waiting periods are applicable with respect to the acquisition under antitrust laws.

Material Federal Income Tax Consequences

     There are no federal income tax consequences to our existing stockholders by reason of the issuance of shares of our common stock and warrants for the Becker Group acquisition.

Accounting Treatment

     Our acquisition of Becker Group will be treated as a purchase for accounting purposes.

Financial Information

     The Securities and Exchange Commission, or SEC, allows the incorporation by reference of certain information into this Information Statement, which means that certain important information may be disclosed by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement.

     This information statement incorporates by reference the documents set forth in the section entitled "Information Incorporated by Reference", that we have previously filed with the SEC. These documents contain important information about our company and our financial condition.



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

Who Can Answer Your Questions

     If you have more questions about the issuance of additional shares of common stock or the acquisition, or you would like additional copies of this Information Statement, you should contact our Secretary at the following address:

Secretary's Office
5755 New King Court
Troy, Michigan 48098
Telephone:  (248) 824-2500




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


           Cautionary Statement Concerning Forward-Looking Information

     Certain statements contained in this Information Statement are "forward-looking statements," such as statements relating to future events, financial performance and the acquisition. These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following:

     (i)  the risk that we will not successfully integrate our acquisitions;

     (ii) the risk that we will not realize estimated synergies from our acquisitions;

     (iii) unknown costs relating to the proposed transaction;

     (iv) risks associated with the availability and costs of financing, including cost increases due to rising interest rates;

     (v)  fluctuations in the cost and availability of raw materials;

     (vi) market conditions for finished products;

     (vii) effectiveness of advertising and marketing programs;

     (viii) changes in regulations and laws, including changes in accounting standards, environmental laws, and occupational, health and safety laws;

     (ix) access to foreign markets together with foreign economic conditions, including currency fluctuations; and

     (x)  the effect of, or changes in, general economic conditions.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.




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


                                 THE ACQUISITION

Overview

     On May 14, 2001, the Company and its wholly owned subsidiary, Collins & Aikman Products Co. ("Products"), entered into an agreement and plan of merger (the "Merger Agreement") with Becker Group, L.L.C. ("Becker Group"), the three corporations that own all of the membership interests in Becker Group (the "Corporations"), and the three individuals (the "Sellers") that own all of the capital stock in the Corporations. The Merger Agreement establishes the terms under which Products will acquire the Becker Group (the "Acquisition"). The aggregate consideration for the Acquisition to be paid to the Sellers consists of 17,000,000 shares of Common Stock (the "Share Consideration"), warrants to purchase an aggregate of 500,000 shares of Common Stock (the "Warrants") for a price of $5.00 per share, and cash equal to the excess, if any, of $60 million over the amount of indebtedness of Becker Group to be repaid by us immediately following the Acquisition (the "Cash Consideration").

     The Acquisition will be completed in two steps. First, following the satisfaction or waiver of certain conditions in the Merger Agreement, each Corporation will be merged with and into the Company (the "Mergers"), with the Company continuing as the surviving corporation. The Corporations will cease to exist and shares of capital stock of each Corporation will be converted into the Share Consideration and the Warrants. As a result of this step, the Company will own all the membership interests in Becker Group.

     The second step will occur immediately following the effectiveness of the Mergers. The Company will contribute (the "Contribution") all of the membership interests in Becker Group to Products. As a result of the Contribution, Products will own all of the membership interests in Becker Group. Becker Group will have no more than approximately $60 million of debt following the Acquisition, and we will repay that debt immediately following the Acquisition with cash equal to the difference between the debt balance (if lower than $60 million) and $60 million being paid to the Sellers. The source of funds for the repayment of debt and the Cash Consideration is expected to be borrowing under Products' revolving credit facility, sales of Becker Group receivables under Products' accounts receivable financing arrangements and cash on hand at Products.

     In connection with the Acquisition, each Seller will enter into a stockholders agreement with the Company and certain of our stockholders. Each Seller will also enter into a non-compete agreement with the Company providing for total payments to the Sellers of $18 million over five years. In addition, the Company will agree to grant to the Sellers certain registration rights relating to the Share Consideration and the shares of Common Stock underlying the Warrants. Charles Becker, the largest indirect stockholder of Becker Group, will become a director and Vice Chairman of the Board of Directors of the Company following the Acquisition.

Collins & Aikman Corporation; Collins & Aikman Products Co.

     The Company is a Delaware corporation, with principal executive offices at 5755 New King Court, Troy, Michigan 48098. The telephone number of the Company's principal executive officer is (248) 824-2500.



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

     The Company is a global leader in automotive floor and acoustic systems, and is a leading supplier of automotive fabric, interior trim and convertible top systems. The Company is a Delaware corporation which was formed on September 21, 1988. The Company conducts all of its operating activities through Products. Predecessors of Products have been in operation for more than a century.

     On February 23, 2001, Heartland Industrial Partners, L.P. and its affiliates ("Heartland") acquired a controlling interest equal to approximately 60% of the Company through a purchase of 25 million shares of common stock from the Company and a purchase of 27 million shares from the former controlling stockholders of the Company. In the sale, the Company received gross proceeds of $125 million, or approximately $95 million after fees and expenses associated with the Heartland investment and related financing transactions. The purchase price also gave the Company a profit participation right on certain future common stock sales by Heartland. As a result of Heartland's acquisition of the Company and a stockholder agreement to which it is a party, Heartland is entitled to designate a majority of the Company's Board of Directors. Heartland has delivered a written consent to the issuances of Common Stock and Warrants in the Acquisition.

Becker Group, L.L.C.

     Becker Group, L.L.C. is a leading supplier of plastic components to the automotive industry with advanced tooling capabilities. Based on unaudited financial statements supplied to the Company by Becker Group, Becker Group's net sales in 2000 were approximately $235 million, and its operating income was approximately $21.2 million.

     Becker Group is a Michigan limited liability company, with principal executive offices at 6600 E. 15 Mile Road, Sterling Heights, Michigan 48312. The telephone number of Becker Group's principal executive offices is (810) 795-7900.

The Corporations

     Each Corporation is a Michigan corporation incorporated in April 2001. Each Corporation has engaged in no activities, other than those incident to its formation and the ownership by it of membership interests in Becker Group, and are not permitted to do so. CE Becker, Inc. is wholly owned by Charles E. Becker; ME McInerney, Inc. is wholly owned by Michael E. McInerney; and J Hoehnel, Inc. is wholly owned by Jens Hohnel. An affiliate of Mr. Becker is a limited partner in Heartland Industrial Partners, L.P., the largest stockholder of the Company.

Plans for Becker Group

     Following the consummation of the Acquisition, the Company expects to consolidate Becker Group's plastic operations with those of Products and to take advantage of Becker Group's tooling operations throughout Products. The Acquisition is anticipated to enhance the Company's "Mega Tier Two" supplier position, through a significant increase in the scale of the Company's plastics business and strengthened relationships with the world's leading automotive interior integrators. The Company will seek to realize cost savings and strategic advantages in connection with the additional capabilities.



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

Shares To Be Issued

     17,000,000 shares of Common Stock will be issued in the Mergers. An additional 500,000 shares of Common Stock will be issuable upon exercise of the Warrants issued in the Mergers. These shares of Common Stock will have the same relative rights, preferences and limitations as the shares of Common Stock presently outstanding.

Purpose of Issuance; Voting

         The issuance of the Share Consideration and Warrants represent a principal component of the consideration for the Acquisition.

         Delaware law and the rules of the New York Stock Exchange require us to obtain stockholder approval prior to the issuance of the Common Stock in the Mergers and upon exercise of the Warrants. Stockholders of the Company can approve any action without a meeting of stockholders by means of a written consent upon the affirmative vote of stockholders having not less than the minimum number of votes that would be required at a meeting at which all votes were present. The holders of shares of Common Stock representing approximately 60% of the voting power of the Company have delivered a written consent approving the mergers and the issuances of the Common Stock. Approval of the mergers and the issuances of the Common Stock will become effective on , 2001.

Consequences of Share Issuance

         After the additional shares of Common Stock are issued in the Mergers and upon exercise of the Warrants issued in the Mergers, there will be more shares of Common Stock outstanding. Therefore, existing holders of shares of Common Stock will own a proportionally smaller percentage of the Company and have a relatively smaller percentage of the votes entitled to be cast on any matter. Immediately following their issuance, the newly issued Common Stock (assuming exercise of the Warrants) will represent approximately 16.7% of the issued and outstanding Common Stock as of May 14, 2001.

Background

         On January 12, 2001, Heartland entered into agreements with the Company and its former controlling stockholders to acquire a controlling interest in the Company. Shortly after that date, the Company and the Sellers began to discuss a potential acquisition of Becker Group in furtherance of the consolidation and growth strategy envisaged by the Heartland investment. Discussions between the Company and Becker Group and due diligence continued through March 21, 2001, when the Company announced the execution of a letter of intent to acquire Becker Group. After that date, the Company continued its due diligence review of Becker Group and the parties negotiated the terms of the documentation governing the Acquisition and related matters. On May 14, 2001, the Merger Agreement was signed.

Governmental and Regulatory Matters

         The acquisition of Becker Group is subject to antitrust laws that provide that certain transactions may not be consummated until required information has been furnished to the U.S. Antitrust

Division of the Department of Justice and the U.S. Federal Trade Commission and certain waiting periods have expired or been terminated. The Company completed the filing of the required information and material with the Justice Department and the FTC on April 13, 2001. Charles E. Becker, one of the Sellers, completed the filing of the required information and material with the Justice Department and the FTC on April 17, 2001. On May 17, 2001, the applicable waiting period under the antitrust laws expired. No additional filings or waiting periods are applicable with respect to the Acquisition under antitrust laws.

     The Company is not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Acquisition other than those described above and applicable federal and state securities and corporate laws.

Material Federal Income Tax Consequences

     There are no federal income tax consequences to existing stockholders of the Company by reason of the issuance of shares of Common Stock and the Warrants in the Acquisition.

Accounting Treatment

     The Acquisition will be treated as a purchase for accounting purposes.




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


                              THE MERGER AGREEMENT

     The following description of the material provisions of the merger agreement and related documents is only a summary and does not purport to be complete.

The Mergers; The Contribution

     Following the satisfaction or waiver of certain conditions in the Merger Agreement and in accordance with Delaware law and Michigan law, each Corporation will be merged with and into the Company, with the Company continuing as the surviving corporation. The Corporations will cease to exist, and shares of capital stock of each Corporation will be converted into an aggregate of 17,000,000 shares of Common Stock and Warrants to purchase an additional 500,000 shares of Common Stock. Each Merger will become effective upon the filing of the related certificate of merger with the Secretary of State of the State of Delaware and with the Michigan Department of Consumer and Industry Services or such later time agreed to by the Company, Products and the Sellers.

     Immediately following the effectiveness of the Mergers, the Company will contribute all the membership interests in Becker Group to Products. As a result of the Contribution, Products will own all the membership interests in Becker Group. Becker Group will have no more than $60 million of debt following the Acquisition and we will repay the debt immediately following the Acquisition with cash equal to the difference between the debt balance (if lower than $60 million) and $60 million being paid to the Sellers.

Representations and Warranties

     The Merger Agreement contains customary representations and warranties from each Seller and from Becker Group. The Merger Agreement contains customary representations and warranties from the Company and Products.

Conduct of Business

     The Merger Agreement requires the Sellers to operate the business of Becker Group in the ordinary and usual course of business pending the closing of the Acquisition.

Conditions to the Completion of the Acquisition

     The obligations of the Company, Products and each Seller to consummate the Acquisition are subject to the satisfaction of a number of conditions, including the following:

     o    execution of a non-compete agreement with Products by each Seller;

     o execution of the Stockholders Agreement by each Seller, the Company and Heartland;

     o accuracy of the representations made by the other party in the Merger Agreement and the performance of the covenants made by the other party in the Merger Agreement;

     o expiration or termination of any waiting period under the Hart-Scott-Rodino Act;

     o appointment of Charles E. Becker, one of the Sellers, to the Board of Directors of the Company as Vice Chairman; and

     o the Common Stock representing the Stock Consideration shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

     The obligations of the Company and Products to consummate the Acquisition are subject to certain additional conditions, including the following:

     o termination of certain contractual rights of affiliates and co-investors;

     o    indebtedness of Becker Group to be repaid not to exceed $60 million;

     o    satisfactory working capital of Becker Group; and

     o execution of a settlement agreement by and between Becker Group and Becker/Campbell, L.L.C. with respect to certain sales commissions in form and substance satisfactory to the Company.

     In addition, the obligations of the Sellers to consummate the Acquisition are subject to the execution of a registration rights agreement relating to the Stock Consideration and the Warrants by the Company.

Fees and Expenses

     Each party will pay its own costs and expenses with respect to the Acquisition and related transactions, except that the Company has agreed to pay up to $250,000 of certain fees and expenses of the Sellers.

Indemnification

     Each Seller will, jointly and severally, indemnify the Company and Products for certain specified matters and for fraud and willful breach on the part of any Seller or Becker Group of any representation, warranty or covenant. These indemnities are subject to certain thresholds and to a maximum amount (subject to certain exceptions) of $25 million. The Sellers have the option to satisfy their indemnity through the delivery of shares of Common Stock (valued based on market prices with maximum and minimum amounts). The representations and warranties of the Sellers in the Merger Agreement will not survive the closing of the Acquisition. The Company and Products have also indemnified each Seller for certain assumed liabilities and for breaches of representations, warranties and covenants.

Termination of the Merger Agreement

     The Merger Agreement may be terminated by mutual consent of the Sellers and the Company and Products. Either the Sellers or the Company and Products can terminate the Merger Agreement if the Acquisition has not occurred on or before June 30, 2001, or if any law or regulation makes the

Acquisition illegal, or if a court order prohibiting the Acquisition and becomes final and nonappealable.

     The Sellers can terminate the Merger Agreement if there is a material breach of any covenant, representation or warranty on the part of the Company or Products that is incapable of being remedied or has not been cured within ten business days and that is the result of fraud or willful breach or would reasonably be expected to result, individually or in the aggregate, in losses in excess of a specified amount. In addition, the Company can terminate the Merger Agreement if there is a material breach of any covenant, representation or warranty on the part of any Seller that is incapable of being remedied or has not been cured within ten business days and that is the result of fraud or willful breach or would reasonably be expected to result, individually or in the aggregate, in losses in excess of a specified amount.

Effect of Termination

     If the Merger Agreement is terminated, all obligations of the parties terminate except for provisions relating to confidentiality, expenses and indemnification.

Non-Compete Agreements

     The Non-Compete Agreements will prohibit each of the Sellers from competing in any way with the Company's business of designing, manufacturing, selling and distributing automotive interior components and systems made in whole or in part from plastic, acoustical products and systems and certain other products for the automotive industry as constituted at a particular measuring date. Pursuant to the terms of the Non-Compete Agreements, for a period of five years, each of the Sellers will agree not to do any of the following:

     o acquire or own any interest in any person that is engaged in the Company's business;

     o engage in any facet of the Company's business or compete in any way with the Company;

     o be employed or otherwise participate in the management or operation of any Person that competes with the Company;

     o solicit, entice or induce any employee, agent, officer or director of the Company to terminate his or her employment or other relationship with the Company; or

     o solicit, entice or induce any vendor or customer of the Company to terminate or diminish its relationship with the Company.

     In addition, each executive agrees not to make any statements disparaging the reputation of the Company or any of its affiliates. The Company will pay the Sellers an aggregate of $18 million over five years in consideration for the covenants made in the Non-Compete Agreements.

Warrant Agreement

     The Warrant Agreement governing the terms of the Warrants will provide that each of the Sellers will have the right to purchase from the Company an aggregate of 500,000 shares of Common Stock at an exercise price equal to $5.00 per share, as adjusted from time to time. The Warrants are exercisable from time to time until the third anniversary of issuance. The number of shares for which the Warrants are exercisable and the exercise price are subject to customary anti-dilution adjustments.

Stockholders Agreement

     The parties to the Stockholders Agreement will be the Company, the Sellers, Heartland and certain other potential future stockholders of the Company. The Stockholders Agreement will include, among other things, certain restrictions on transfers by the Sellers, the grant of tag-along rights by Heartland in favor of the Sellers, the grant of drag-along rights in favor of Heartland, agreements by Heartland to vote for the election of Charles Becker as a member of the Board of Directors of the Company and as Vice Chairman of the Board, and agreements by the Sellers to vote for the election of Heartland's designees for the Board.

Registration Rights Agreement

     The Registration Rights Agreement will provide that the Sellers will have rights to demand registration under the Securities Act of shares of Common Stock held by them. In addition, they will have piggy-back registration rights in the event we register shares of our Common Stock for our own account or for the account of any of our stockholders. The Registration Rights Agreement contains customary provisions regarding lock-ups, holdbacks, payment of expenses, indemnification and contribution.

                                VOTING SECURITIES

     As of , 2001 (the record date with respect to this Information Statement), 87,393,300 shares of Common Stock were outstanding. Only holders of Common Stock of record on the close of business on the record date are entitled to vote. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders

     The following table sets forth certain information regarding beneficial ownership as of March 15, 2001 of the Common Stock by each person known by the Company to own beneficially more than 5% of the Common Stock. The following table does not reflect the transactions described under "Change in Control" above.


                                                                                         Amount and
                                                       Name and                          Nature of
                                                      Address of                         Beneficial      Percent
         Title of Class                            Beneficial Owner                      Ownership       of Class
-----------------------------     ---------------------------------------          ------------------    ---------
Common Stock, par value $0.01      Heartland Industrial Associates L.L.C.
per share                          55 Railroad Avenue
                                   First Floor                                       52,000,000 (l)      59.7%
                                   Greenwich, Connecticut 06830

                                   Blackstone Capital Partners L.P
                                   345 Park Avenue
                                   New York, New York 10154                          12,468,371 (2)      14.3%

                                   Wasserstein/C&A Holdings, L.L.C.
                                   1301 Avenue of the Americas
                                   New York, New York 10019                          14,508,325 (3)      16.7%

-------------------

(1) The 52,000,000 shares are beneficially owned indirectly by Heartland Industrial Associates L.L.C. as the general partner of each of the following limited partnerships, which hold the shares directly: (i) 576,150 shares are held directly by Heartland Industrial Partners (FF), L.P, a Delaware limited partnership, (ii) 978,500 shares are held directly by Heartland Industrial Partners (El), L.P., a Delaware limited partnership,
     (iii) 455,437 shares are held directly by Heartland Industrial Partners
     (K1), L.P., a Delaware limited partnership, (iv) 227,719 shares are held directly by Heartland Industrial Partners (Cl), L.P., a Delaware limited partnership, and (v) 49,762,194 shares are held directly by Heartland Industrial Partners, L.P, a Delaware limited partnership.

(2) Of these shares (i) 9,815,577 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 506,450 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates I L.L.C. ("BMA"), (iii) 44,513 shares are held directly by Blackstone Advisory Directors Partnership L.P, a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 2,101,831 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(3) Of these shares (i) 14,292,309 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P ("WP Partners"), the sole general partner of which is Wasserstein Perella Management Partners, LP ("Wasserstein Management"), which is controlled by Cypress Capital Advisors, LLC ("CCA"), which was formerly affiliated with Wasserstein Perella Group, Inc. ("WP Group"), (ii) 153,625 are held directly by WPPN, LP which is controlled by CCA, (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, who is a director and member, and may be deemed to be a control person, of CCA, is the Co-Trustee and (iv) 17,391 are owned directly by Bruce Wasserstein.

Security Ownership of Management

     Set forth in the table below is certain information as of March 15, 2001 regarding the beneficial ownership of equity securities of the Company by (i) directors of the Company, (ii) our Chief Executive Officer and other most highly compensated executive officers other than the Chief Executive Officer, and (iii) directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.

                                                                         Amount and
                                                                          Nature of
                                                Name of                  Beneficial                 Percent
        Title of Class                     Beneficial Owner               Ownership                of Class
----------------------------           ------------------------         -------------             ----------
Common Stock, par                      Robert C. Clark                        70,000    (1)            *
   value $0.01 per                     Marshall A. Cohen                           0
   share                               Thomas E. Evans                     1,542,232    (2)            1.77%
                                       Cynthia L. Hess                             0    (3)
                                       Timothy D. Leuliette                        0    (3)
                                       Ronald T. Lindsay                      72,775    (4)            *
                                       W. Gerald McConnell                         0    (3)
                                       Stephen V. O'Connell                        0    (5)
                                       Warren B. Rudman                       60,000    (1)            *


                                      -16-

                                                                         Amount and
                                                                          Nature of
                                                Name of                  Beneficial                 Percent
        Title of Class                     Beneficial Owner               Ownership                of Class
----------------------------           ------------------------         -------------             ----------

                                       Rajesh K. Shah                         59,999    (6)            *
                                       Neil P. Simpkins                            0
                                       J. Michael Stepp                       75,167    (3)(7)         *
                                       David A. Stockman                           0    (3)
                                       Daniel P. Tredwell                          0    (3)
                                       Samuel Valenti                              0    (3)
                                       Reed A. White                         108,440    (8)            *
                                       Executive officers and              1,611,460    (9)            1.85%
                                       ------------------------------
                                       directors as a group
                                       (21 persons)

-----------------------

*    Less than one percent of shares of Common Stock outstanding.

(1) Represents shares underlying options granted under the 1994 Directors Stock Option Plan which (i) are vested or (ii) will vest within 60 days unless the director ceases to be a director prior to that time.

(2) Of these shares, (i) 245,000 are held directly, (ii) 37,232 shares are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans and (iii) 1,260,000 represent shares underlying options granted under the 1994 Employee Stock Option Plan (the "1994 Plan") which are vested.

(3) As described under "--Security Ownership of Principal Stockholders," 52,000,000 shares of Common Stock are beneficially owned by Heartland Industrial Associates, L.L.C. Mr. Stockman is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. Messrs. Leuliette, McConnell, Stepp, Tredwell and Valenti and Ms. Hess are also members of Heartland Industrial Associates, L.L.C. and also disclaim beneficial ownership of the shares.

(4) Of these shares, (i) 7,300 are held directly, (ii) 44,924 represent shares underlying options granted under the 1993 Employee Stock Option Plan (the "1993 Plan") which are vested, (iii) 13,333 represent shares underlying options under the 1994 Plan which are vested and (iv) 7,218 shares are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans.

(5) Mr. O'Connell is a director of Wasserstein & Co., LP, which is under common control with Wasserstein Management. Wasserstein Management is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 14,292,309 shares of Common Stock directly. An additional 216,016 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. However, Mr. O'Connell does not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates and accordingly is not the beneficial owner of such shares.

(6) Of these shares, (i) 15,000 are held directly and (ii) 44,999 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.

(7) Of these shares, (i) 65,000 are held directly and (ii) 10,167 are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plan.

(8) Of these shares, (i) 101,774 represent shares underlying options granted under the 1993 Plan which are vested and (ii) 6,666 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.

(9) Excludes shares held by Heartland Industrial Partners, L.P. ("Heartland") and its affiliates, Blackstone Partners and its affiliates and by the Wasserstein L.L.C. and its affiliates.

                      INFORMATION INCORPORATED BY REFERENCE

     This Information Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request from the Secretary's Office, Collins & Aikman Corporation, 5755 New King Court, Troy, Michigan 48098. The documents will be available for inspection, without charge, at the Secretary's Office during normal business hours for a period of ten days following the date of this Information Statement.

     The following documents of Collins & Aikman Corporation are incorporated by reference herein:

     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o    Proxy Statement dated April 20, 2001; and

     o    Current Reports on Form 8-K, filed April 16, 2001 and May 2, 2001.

     Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement will not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act, the Exchange Act or the rules and regulations thereunder. Any statement so modified will not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded will not be deemed to constitute a part hereof for purposes of the Exchange Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     GOVERNMENT FILINGS: Collins & Aikman files annual, quarterly and special reports and other information with the Securities and Exchange Commission. Any person may read and copy any document that Collins & Aikman files:

     o at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     o at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     o    at the Commission's web site at http://www.sec.gov.

     Some locations may charge prescribed or modest fees for copies. Any person may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     STOCK MARKET: Our Common Stock is listed on the New York Stock Exchange, and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

                                       By order of the Board of Directors,


                                       /s/ RONALD T. LINDSAY

                                       RONALD T. LINDSAY,
                                       Secretary
Dated:  May 17, 2001